SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made and entered on July 1, 2022 by and between White Knight Co., Ltd., a Japan Company (“WK”), and Next Meats Holdings, Inc., a Nevada Corporation (“NXMH”).

WHEREAS, WK desires to purchase 5,000 shares of Series Z Preferred Stock of Dr. Foods, Inc., a Nevada Corporation (“DRFS”), (which constitutes approximately 39.61% voting control of DRFS). NXMH desires to sell 5,000 shares of Series Z Preferred Stock, pursuant to Regulation S of the United States Securities Act of 1933 (The “Act”), of Dr. Foods, Inc., a Nevada Corporation. White Knight Co., Ltd. is deemed to be an accredited investor and is seeking to purchase the aforementioned shares for investment purposes.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the above-mentioned sale of equity, it is hereby agreed as follows:

1.	SALE OF EQUITY. Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby:

WK shall purchase the 5,000 shares of Series Z Preferred Stock of Dr. Foods, Inc., a Nevada Corporation, from NXMH in exchange for approximately $147,624 USD (20,000,000 Japanese Yen). Funds are to be payable to a bank account designated by Next Meats Holdings, Inc.

2. EFFECTIVE DATE. The effective date of this Agreement shall be July 1, 2022.

3. REPRESENTATIONS AND WARRANTIES OF WK. WK hereby warrants and represents:

(a) Organization and Standing. WK is a corporation duly organized, validly existing, and in good standing under the Laws of Tokyo, Japan, and has full corporate power and authority to engage in any lawful act or activity for which corporations may be organized under the Laws of Japan. WK has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) Authority. WK has full power and authority to enter into this Agreement, to carry out their obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by WK, and constitutes a legal, valid, and binding obligation of WK enforceable against WK in accordance with its terms.

(c) Restrictions on Stock. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the 5,000 Series Z Preferred Stock of Dr. Foods, Inc, nor are there any securities convertible into such stock.

4. REPRESENTATIONS AND WARRANTIES OF NXMH. NXMH hereby warrants and represents:

(a) Organization and Standing. NXMH is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada and has full corporate power and authority to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of Nevada. NXMH has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) Authority. NXMH has full power and authority to enter into this Agreement, to carry out their obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by NXMH, and constitutes a legal, valid, and binding obligation of NXMH, enforceable against NXMH in accordance with its terms.

(c) Restrictions on Stock.

i. NXMH is not a party to any agreement, written or oral, creating rights in respect to the 5,000 shares of Dr. Foods, Inc.’s Series Z Preferred Stock, contemplated by this agreement, in any third person or relating to the voting of Dr. Foods, Inc.'s Stock.

ii. NXMH is the lawful owner of 5,000 shares of Series Z Preferred Stock of Dr. Foods, Inc., a Nevada Corporation, free and clear of all security interests, liens, encumbrances, equities and other charges.

iii. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the 5,000 shares of Dr. Foods, Inc.’s Series Z Preferred Stock contemplated by this agreement.

5. REPRESENTATIONS AND WARRANTIES OF NXMH AND WK. NXMH and WK hereby represent and warrant that there has been no act or omission by NXMH or WK which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

6. GENERAL PROVISIONS.

(a) Entire Agreement. This Agreement (including the exhibits hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b) Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) Governing Law. This agreement and all transactions contemplated hereby, shall be governed by, construed, and enforced in accordance with the laws of Nevada. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located within Nevada. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

7. REGULATION S. The 5,000 shares of Series Z Preferred Stock of DRFS, to be sold by NXMH to WK, are to be sold pursuant to Regulation S of the United States Securities Act of 1933 (The “Act”). White Knight Co., Ltd. is deemed to be an accredited investor and is seeking to purchase the shares of Series Z Preferred Stock for investment purposes.

8. AFFILIATIONS. Koichi Ishizuka is the sole officer and Director of WK. He is also the Chief Executive Officer, Chief Financial Officer, and Director of NXMH. Koichi Ishizuka also holds an equity position in NXMH. Koichi Ishizuka also serves as sole officer and Director of DRFS. He also holds an equity position in DRFS and by virtue of the execution of this agreement, will become the controller shareholder of DRFS via his ownership interest in WK.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

Signed, sealed and delivered in the presence of:

Next Meats Holdings, Inc. (“NXMH”)

/s/ Koichi Ishizuka

By: Koichi Ishizuka, its Chief Executive Officer

White Knight Co., Ltd. ("WK")

/s/ Koichi Ishizuka

By: Koichi Ishizuka, its Chief Executive Officer